Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-79409, 333-81639, 2-96887, 33-48831, 33-35810 and 333-57045 and Form S-3 No. 333-18629, 333-25849 and 333-25861) of Bowne & Co., Inc. of our report dated February 14, 2001 relating to the consolidated financial statements of Bowne & Co., Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2000 which report appears in the December 31, 2000 annual report on Form 10-K of Bowne & Co., Inc. We also consent to incorporation by reference of our report on the related financial statement schedule included elsewhere herein.

KPMG LLP

New York, New York

March 23, 2001